CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 24, 2025, relating to the financial statements and financial highlights of Reynolds Blue Chip Growth Fund, a series of Reynolds Funds, Inc., which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Investment Considerations” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Greenwood Village, Colorado
January 27, 2026